Exhibit 99.1

ARGAN, INC. CONTINUES ITS TRADING ON NYSE AMEX; COMMON STOCK TO
BE REMOVED FROM NASDAQ OMX BX (formerly Boston Stock Exchange)

MAY 21, 2009 – ROCKVILLE, MD – Argan, Inc. (NYSE Amex: AGX) today affirmed that its common stock continues to be traded on the NYSE Amex stock exchange which commenced on August 22, 2007. Argan’s common stock will be removed from listing on NASDAQ OMX BX (formerly, the Boston Stock Exchange), which has terminated its programs for listing and trading cash equities.

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary.  These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power.  Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200